INTERNATIONAL GAME TECHNOLOGY ANNOUNCES PRICING OF ITS ZERO-COUPON SENIOR
                             CONVERTIBLE DEBENTURES

FOR IMMEDIATE RELEASE                 January 24, 2003

    (RENO, NV) International Game Technology (NYSE:IGT) announced today that it has priced its 30-year zero-coupon senior convertible debentures, which are being issued in a private offering, that will result in gross proceeds to IGT of $500 million. The initial purchaser of the debentures will have an option to purchase up to $75 million of additional debentures.

    IGT will use approximately $137 million of the net proceeds from the offering to repurchase shares of its common stock pursuant to its share repurchase program, simultaneously with the issuance of the debentures, and expects to use the remainder of the net proceeds for general corporate purposes, which may include acquisitions, repurchases of its outstanding senior notes or further repurchases of its common stock.

    Terms of the 30-year zero-coupon senior convertible debentures include a yield-to-maturity of 1.75% and an initial conversion premium of 45%. Under certain circumstances, holders may convert each debenture with a face value of $1,000 principal amount at maturity into 5.2926 shares of common stock. Therefore, the 30-year zero-coupon senior convertible debentures are convertible in the aggregate into approximately 4.5 million shares of common stock or approximately 5.1 million shares of common stock if the initial purchaser exercises its option to purchase additional debentures.

    The debentures may not be redeemed by IGT for three years but are redeemable at any time thereafter at the accreted value of the debentures. Holders of the debentures will have the option to require IGT to repurchase their debentures at accreted value at the end of years 3, 5, 10, 15, 20 and 25. Other than repurchases at the end of year 3, IGT may choose to pay the repurchase price in cash and/or its common stock.

    This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offers of the securities will be made only by means of a private offering circular. The debentures and the shares of common stock of IGT issuable upon conversion of the debentures have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products in all jurisdictions where gaming and lotteries are legal.

    Statements in this release which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

Information on risks and factors that could affect IGT's business and financial results are included in our public filings made with the Securities and Exchange Commission.

    CONTACTS: Maureen Mullarkey (775) 448-0127 or Bob McIver, (775) 448-0110, both of IGT.

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